Exhibit j under Form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K



              Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Information" in Class A, Class B, and Class C Shares Prospectuses of Federated International Bond Fund and Federated International Equity Fund (two funds comprising Federated International Series, Inc.) and "Independent Auditor" and "Financial Information" in the Class A, Class B, and Class C Shares Statements of Additional Information for Federated International Bond Fund and Federated International Equity Fund, and to the incorporation by reference of our reports dated January 7, 2003, in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 2-91776) of Federated International Series, Inc.




                                                ERNST & YOUNG LLP

/s/ Ernst & Young LLP
Boston, Massachusetts
January 24, 2003